EXHIBIT 5.1

WPP Finance 2010 27 Farm Street London W1J 5RJ United Kingdom	Allen & Overy LLP One Bishops Square London E1 6AD United Kingdom Tel +44 (0)20 3088 0000 Fax +44 (0)20 3088 0088

Our ref 0016432-0000550 ICM:14854698.2

April 30, 2012

WPP Finance 2010

Registration Statement on Form F-4

Ladies and Gentlemen,

We have acted as special United States and New York counsel to WPP Finance 2010, a private unlimited liability company organized under the laws of England and Wales (the Issuer), WPP plc, a public company limited by shares in Jersey (WPP), WPP Air 1 Limited, a company limited by shares in Ireland (WPP Air 1), WPP 2008 Limited, a private limited liability company organized under the laws of England and Wales (WPP 2008) and WPP 2005 Limited, a private limited liability company organized under the laws of England and Wales (WPP 2005, and together with WPP, WPP Air 1 and WPP 2008, the Guarantors), in connection with the registration under the Securities Act of 1933, as amended (the Securities Act), of (i) $812,387,000 principal amount of 4.75% Notes due 2021 of the Issuer (the Notes), to be issued in exchange for the Issuer’s outstanding $812,387,000 principal amount of 4.75% Notes due 2021, pursuant to the indenture, dated November 21, 2011, as supplemented by the first supplemental indenture dated November 21, 2011 (together, the Indenture), each among the Issuer, the Guarantors, Wilmington Trust, National Association as trustee and Citibank, N.A. as paying agent and (ii) the guarantees (the Guarantees) of each of the Guarantors of the Notes.

1. SCOPE OF REVIEW AND RELIANCE

For purposes of this opinion letter, we have reviewed such documents, and made such other investigation, as we have deemed appropriate including without limitation:

(a)	the Registration Statement on Form F-4 relating to the Notes and the Guarantees (the Registration Statement);

(b)	the Indenture; and

(c)	the forms of the Notes and the Guarantees.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hong Kong, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Warsaw and Washington, D.C.

2. ASSUMPTIONS

We have made the following assumptions, which we have not independently verified or established and on which we express no opinion:

(a)	We have assumed the legal capacity of all signatories, the genuineness of all signatures, the conformity to original documents and the completeness of all documents submitted to us as copies or received by us by facsimile or other electronic transmission, and the authenticity and completeness of the originals of those documents and of all documents submitted to us as originals.

(b)	We have assumed that:

(i)	each party to the Indenture is duly organized and validly existing, has the power and authority to execute, deliver and perform the Agreements to which it is a party, has taken all action necessary to authorize the execution, delivery and performance of those Agreements, and has (except in the case of the Issuer and the Guarantors, to the extent that New York law is applicable) duly executed and delivered those Agreements.

(ii)	the Indenture constitutes, and the Notes and the Guarantees will constitute, the valid and binding obligations of the respective parties thereto (other than the Issuer and the Guarantors, as applicable), enforceable against those parties in accordance with their respective terms;

(iii)	under the laws of England, Ireland and Jersey, the Indenture constitutes, and the Notes and the Guarantees will constitute, the valid and binding obligations of the Issuer and the Guarantors, as applicable, enforceable against the Issuer and the Guarantors in accordance with their respective terms; and

(iv)	the execution, delivery and performance of the Indenture, the Notes and the Guarantees by the respective parties thereto do not and will not contravene or conflict with any law, rule or regulation binding upon such party (other than, solely with respect to the Issuer and the Guarantors, the Applicable Laws, as defined below), the constitutive documents of any party, any agreement or instrument to which any such party is a party or by which its properties or assets are bound, or any judicial or administrative judgment, injunction, order or decree binding upon any such party or its properties.

(c)	We have assumed that no law other than the Applicable Laws, as defined below, would affect any of the conclusions stated in this opinion letter.

3. LIMITATIONS

We are members of the bar of the State of New York and we have not investigated and do not express any opinion as to the laws of any jurisdiction other than the Applicable Laws. For purposes of this opinion, Applicable Laws means those laws, rules and regulations of the State of New York and the federal laws of the United States of America, in each case in effect on the date of this opinion and to the extent they are normally applicable to transactions of the type provided for in the Agreements and excluding any law, rule or regulation relating to the securities or “blue sky” laws of the State of New York.

4. OPINIONS

Based on the foregoing and subject to the qualifications below, we are of the opinion that:

(a)	When the Registration Statement has become effective under the Securities Act and the Notes have been duly executed by the Issuer, duly authenticated in accordance with the terms of the Indenture and exchanged as contemplated in the Registration Statement, the Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, and the Notes will be entitled to the benefits of the Indenture.

(b)	When the Registration Statement has become effective under the Securities Act and the Notes have been duly executed by the Issuer, duly authenticated in accordance with the terms of the Indenture and exchanged as contemplated in the Registration Statement, each of the Guarantees will constitute valid and binding obligations of the respective Guarantors, enforceable against such Guarantors in accordance with their terms, and the Guarantees will be entitled to the benefits of the Indenture.

5. QUALIFICATIONS

Our opinions are subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, preference, equitable subordination, moratorium and other similar laws affecting the rights and remedies of creditors generally and to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights. Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law. We give no opinion as to the availability of equitable remedies.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Allen & Overy LLP

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